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Exhibit 21.1

CYANOTECH CORPORATION

Subsidiaries of the Company
(all wholly-owned by the Company)

1.
NUTREX HAWAII, Inc., incorporated in the State of Hawaii.

2.
CYANOTECH JAPAN YK, incorporated in Japan.

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  Exhibit 21.1
CYANOTECH CORPORATION